Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
(973) 686-5007

VALLEY NATIONAL BANCORP ANNOUNCES REDEMPTION OF $300,000,000 AGGREGATE PRINCIPAL AMOUNT OF 3.00% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2031

New York, NY – May 14, 2026 — Valley National Bancorp (NASDAQ:VLY) (“Valley”), the holding company for Valley National Bank, today announced the redemption, in full, of its 3.00% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”) in an aggregate principal amount of $300,000,000. The redemption date for the Notes is June 15, 2026 (the “Redemption Date”). The Notes will be redeemed at a redemption price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date.

In accordance with the terms of the Notes, the holders of the Notes will receive notice of the redemption and further instructions and details related to the process of such redemption. Interest on the Notes will cease to accrue on and after the Redemption Date, and no Notes will remain outstanding following the redemption.

About Valley

As the principal subsidiary of Valley National Bancorp (NASDAQ: VLY), Valley National Bank is a regional financial institution with over $64 billion in assets. Founded in 1927, Valley has more than 220 branch locations and commercial offices nationwide and serves clients across New Jersey, New York, Florida, Alabama, California, Illinois, Pennsylvania and Arizona. Valley delivers a full range of consumer, commercial, and wealth management solutions designed to support everything from homeownership and business growth to long-term financial planning. Big enough to support complex financial needs and small enough to stay deeply connected, Valley is grounded in a relationship-led approach focused on understanding people first. That same relationship-led approach guides Valley’s commitment to community investment and responsible corporate citizenship. To learn more, visit www.valley.com or call the Valley Customer Care Center at 800-522-4100.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s expectations with respect to the redemption. Such forward-looking statements involve certain risks and uncertainties. Actual outcomes may differ materially from such forward-looking statements. Factors that may cause actual outcomes to differ materially from those contemplated by such forward-looking statements are included in Valley’s filings with the Securities and Exchange Commission, including Part I, Item 1A “Risk Factors” of Valley’s Annual Report on Form 10-K for the year ended December 31, 2025. Valley undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law. Although Valley believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance and achievements cannot be guaranteed.